ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), made and executed as of , 2005 (the "Effective Date"), by and among J & J BAGEL ENTERPRISES, INC., D/B/A THE BAGEL CLUB, a New Jersey corporation ("Seller"), having as its principal place of business at 20 Commerce Street, in the Borough of Flemington, County of Hunterdon and State of New Jersey, and THE CERTO GROUP, LLC (the "Purchaser"), having an address at 201 Circle Drive North, Building 112, in the Township of Piscataway, County of Middlesex and State of New Jersey.

                               W I T N E S S E T H
                              ---------------------

     WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, substantially all of the assets of Seller, as more particularly described herein, in consideration for the payments from Purchaser as set forth herein;

                             N O W T H E R E F O R E
                            --------------------------

     In consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which by each of the parties hereto is hereby acknowledged, the parties hereto agree as follows:

     1.  The Sale and Purchase

          1.1 Sale and Purchase of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined herein), Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to, all properties, assets, contracts and rights, wherever located, as set forth below, and as the same may exist on the Effective Date (as defined herein) (the "Business and Business Assets" or the "Assets") except for the Excluded Assets set forth in Section 1.3 below, including, but not limited to:

             (A) All right, title and interest of Seller in and to the contracts, agreements, leases, arrangements, instruments and documents related to Seller's existing bagel restaurant business operated at the two locations described in Sections 2.2(B)(iv) and 2.2(B)(v) (the "Business"), including, without limitation, those items specified on Schedule 1.1(A);

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             (B)   All  property of Seller used or held for use in the  Business that is capable of being transferred, including, without limitation, those items specified on Schedule 1.1(B);

             (C) All right, title and interest of Seller under the real and personal property leases used or held for the use in the Business that are capable of being transferred, including, without limitation, those items specified on Schedule 1.1(C);

             (D) All customer lists, goodwill and other intangible assets of the Seller related to the Business, including, without limitation, those items specified on Schedule 1.1(D); and

             (E) All inventories, supplies and similar tangible assets of the Seller related to the Business generated by the Business, including, without limitation, those items specified on Schedule 1.1(E).

          1.2 Purchase Price and Promissory Notes. The purchase price for the Assets shall be the amount of THREE HUNDRED NINETY-TWO THOUSAND ONE HUNDRED SEVENTY-EIGHT and 50/100 ($392,178.50) DOLLARS (the "Purchase Price"), plus interest only as to the portions of the Purchase Price described in Sections 1.2(B)(i) and 1.2(B)(ii) below, for an aggregate consideration in the amount of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00), payable by Purchaser in cash, by cashiers check, or by wire transfer of immediately available funds to an account designated by Seller according to the schedule of payments established herein;

               (A) ONE HUNDRED FIFTY THOUSAND ($150,000.00) DOLLARS payable at Closing; and

               (B) The balance of the purchase price of TWO HUNDRED FORTY TWO THOUSAND ONE HUNDRED SEVENTY-EIGHT and 50/100 ($242,178.50) DOLLARS shall be payable in the following manner:

                 (i) FORTY NINE THOUSAND NINETY-ONE and 25/100 ($49,091.25) DOLLARS which shall be paid in Twelve (12) consecutive equal amortizing monthly installments of principal and interest in the amount of FOUR THOUSAND ONE HUNDRED SIXTY-SIX and 67/100 ($4,166.67) DOLLARS based upon interest computed at the rate of Three and 40/100 (3.4%) percent per annum commencing on the date of Closing, such payments to be reflected in the Promissory Note attached hereto as Exhibit "A". The first installment shall be due one (1) month after the Closing; and

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                 (ii) ONE HUNDRED NINETY THREE THOUSAND EIGHTY-SEVEN  and 25/100
($193,087.25) DOLLARS which shall be paid in Twenty-Four (24) consecutive equal amortizing monthly installments of principal and interest in the amount of EIGHT THOUSAND THREE HUNDRED THIRTY-THREE and 33/100 ($8,333.33) DOLLARS based upon interest computed at the rate of Three and 40/100 (3.4%) percent per annum commencing on the date of Closing, such payments to be reflected in the Promissory Note attached hereto as Exhibit "B" (together with the Promissory Note described in Section 1.2(B)(i), the "Notes"). The first installment shall be due one (1) month after the Closing


          1.3 Liabilities. Purchaser assumes no liabilities of Seller of any kind, except any liabilities in connection with the Assets that arise after the Closing Date.

     2.  The Closing

          2.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the law offices of Poe & Freireich, P.A., located at 256 Columbia Turnpike, South Tower, Suite 202, Florham Park, New Jersey, on or before __________, 2005 (the "Closing Date" or "Date of Closing").

          2.2 Deliveries at Closing.

              (A) At the Closing, Purchaser shall deliver to Seller:

                  (i) that portion of the Purchase Price as set forth in Section 1.2(A) above in immediate available funds;

                  (ii) duly executed Notes; and

                  (iii) a copy of the resolutions or minutes of the Members and/ or Managers of Purchaser containing the authorization of the execution, delivery and performance of this Agreement.

               (B) At the Closing, Seller shall deliver to Purchaser:

                 (i) a duly executed bill of sale (or a Bill of Sale for Phase One and a Bill of Sale for Phase Two, as described in Section 2.4), assignment and assumption agreement in the forms annexed hereto as Exhibits "C" and "D", transferring to Purchaser all interests of Seller in and to the Assets to be acquired by Purchaser hereunder which are in the nature of personal property, including whatever rights Seller has to use the name "The Bagel Club" and all interests of Seller in the agreements and licenses to be transferred to Purchaser hereunder;

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                 (ii)  a  certificate   of  an  authorized   officer  of  Seller
certifying to the accuracy of the representations and warranties and that Seller has complied in all material respects with all covenants, agreements and conditions required by this Agreement;

                 (iii) a copy of the resolutions or minutes of the Board of Directors and Shareholders of Seller containing the authorization of the execution, delivery and performance of this Agreement;

                 (iv) a duly  executed  assignment of the lease for the property
located  at  20  Commerce  Street,   Flemington,  New  Jersey  (the  "Flemington
Premises"), in form substantially similar to the attached Exhibit "E"; and

                 (v) a duly executed assignment of the lease for the property of the 1,691 square feet on the first floor of the Hunterdon Medical Center located within the coffee shop where the Hunterdon Medical Center is located at 2100 Wescott Drive, Raritan, New Jersey (the "Hunterdon Medical Center Premises"), in form substantially similar to the attached Exhibit "F".

          2.3 Adjustments at Closing. At Closing, the following adjustments to the Purchase Price shall be made and shall be paid as follows:

               (A) Seller shall be credited for any prepaid rent and unreturned security deposits for any leases set forth on Schedule 1.1(A) or Schedule 1.1(C), any prepaid utilities, and any amounts required to be prepaid in connection with any of the Assets or contracts set forth on Schedule 1.1(A) or
Schedule 1.1(C); and

               (B) Seller shall be credited for any inventory (valued at cost). Seller shall take an inventory immediately prior to Closing, or as near in time to Closing as reasonably practicable.

          2.4 Closing Phases. For the convenience and upon the agreement of Seller and Purchaser, the Closing may take place in two phases, the first phase to occur in connection with the Flemington Premises ("Phase One") and the second to occur in connection with the Hunterdon Medical Center Premises ("Phase Two").


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If both parties agree to close in two phases,  all the  deliveries  described in
Section 2.2 shall be delivered at the closing of the Phase One, except as described below:

               (A) At the Phase One closing, Purchaser shall deliver one-half of the amount set forth in Section 2.2(A)(i) above, with the remaining one-half to be delivered at the closing of the Phase Two; and

               (B) At the closing of Phase Two, Seller shall deliver the duly executed assignment of the lease for the Hunterdon Medical Center Premises as described in Section 2.2(B)(v).

          2.5 Phase Two Contingency. In the event both parties agree to close in two phases, and Phase One takes place but Phase Two does not occur solely because the landlord fails to consent to or execute the assignment of the lease for the Hunterdon Medical Center Premises as described in Section 2.2(B)(v), all references to the Hunterdon Medical Center Premises shall be deemed stricken from this Agreement and such provisions shall be considered null and void, including but not limited to any such representations and warranties or non-compete provisions. In such event, the parties agree to negotiate in good faith to determine what adjustments might be made to the Purchase Price, and any other provision of this Agreement.

     3.  Representations and Warranties

          3.1 Seller hereby represents and warrants to Purchaser as follows:

               (A) Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and assuming due execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms and conditions except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The execution, issuance and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

               (B) Seller is duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated;

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               (C) Other than as set forth on Schedule  3.1(C),  Seller has good and marketable title to all of the Assets and as of the Closing Date, the Assets shall be transferred to Purchaser free and clear of liens, encumbrances and claims, which Assets constitute the material assets used in the operation of the Business;

               (D) To the best of Seller's knowledge Seller has complied with, and has not received any notice of any violation of, any federal, state, or local statute, law, or regulation affecting the assets used in the operation of the Business;

               (E) Seller has not  received  notice of any actual or  threatened civil, criminal or administrative action, suit demand, claim, lien, hearing, notice of violation, proceeding, or investigation relating to the Seller or its predecessors, or its present or former interests in real property alleging any violation of or liability pursuant to environmental laws and regulations. To the knowledge of the Seller, Seller is in compliance with all applicable environmental laws and regulations. To the knowledge of the Seller, there are no existing below ground petroleum storage tanks at either of the Flemington Premises or the Hunterdon Medical Center Premises. Seller has no knowledge of any existing violation of or liability pursuant to environmental laws and regulations in connection with: (i) Seller's operation of the Business; or (ii) the real or personal property located at either of the Flemington Premises or the Hunterdon Medical Center Premises.

               (F) Seller hereby represents and warrants that the Assets are currently in good working order and will be in good working order as of the Closing Date.

               (G) Seller hereby represents and warrants that a copy of all licenses and approvals required to operate the Business by any federal, state or local governmental or quasi-governmental entity are annexed hereto as Schedule 3.1(G).

          3.2 Purchaser hereby represents and warrants to Seller as follows:

              Purchaser has full power and authority to execute and deliver this Agreement, to purchase the Assets and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of the Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms and conditions.

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          3.3 Survival of Representations  and Warranties.  All  representations and warranties made by the Seller and Purchaser under this Agreement shall survive the Closing Date until the last payment to be received by Seller under the Notes.

     4. Additional Agreements of the Parties

          4.1 Prior to the Closing, Seller shall not without Purchaser's consent: Amend the Certification of Incorporation of Seller or its bylaws, the Lease Agreement or any contracts or agreements being transferred or assigned by the Seller to the Purchaser.

          4.2 Employment. After the Closing Date, Jeff Stern may remain involved in the Business operation as an employee if he so chooses for a period to be determinable between Jeff Stern and Purchaser, in which case Jeff Stern shall be paid a salary in an amount to be determined by Jeff Stern and Purchaser.

          4.3 Consents. Seller shall use commercially reasonable efforts (including the giving of required notices), and Purchaser shall provide all commercially reasonable cooperation and assistance, to obtain in writing as promptly as possible any consents (including the assignments of lease described in Sections 2.2(B)(iv) and 2.2(B)(v) required for the assignment of any of the Assets or contracts set forth on Schedule 1.1(A) or Schedule 1.1(C), and Seller shall deliver to Purchaser, upon Seller's receipt, copies of such consents.

          4.4 Insurance. Until closing, Seller shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of the Business, except that if the closing takes place in two phases, as described in Section 2.4, upon the closing of Phase One, Seller shall be permitted to cancel such insurance solely in connection with the Flemington Premises.

          4.5 Wholesale Supply Agreement. Purchaser acknowledges that the Business currently supplies certain food ingredients and/or food products, such as bagels, at wholesale cost for the Seller's use at Fresco's, a restaurant located in the fitness facility across the road from the Hunterdon Medical Center Premises and currently owned and/or operated by Seller and Jeffrey Stern. For a period of five (5) years, or longer upon the mutual agreement of the Seller and the Purchaser, Purchaser hereby agrees to continue to supply Fresco's with such food ingredients and/or food products at wholesale cost, on such terms and conditions that are consistent with the current arrangement.

          4.6 Hunterdon Medical Center Premises Wholesale Supply Agreement. Purchaser acknowledges that the Business operated at the Flemington Premises currently supplies certain food ingredients and/or food products, such as


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bagels,  at wholesale cost for the Seller's use at the Business  operated at the
Hunterdon Medical Center Premises. Following the Phase One closing, Purchaser hereby agrees to continue to supply Seller with such food ingredients and/or food products at wholesale cost, on such terms and conditions that are consistent with the current arrangement, for use at the Business operated at the Hunterdon Medical Center Premises. In the event that the Phase Two closing does not take place, Purchaser hereby agrees to continue to supply Seller with such food ingredients and/or food products at wholesale cost for use at the Business operated at the Hunterdon Medical Center Premises, on such terms and conditions that are consistent with the current arrangement, for a period of five (5) years, or longer upon the mutual agreement of the Seller and the Purchaser. Notwithstanding any other provisions of this Agreement, including but not limited to those provisions set forth in Section 2.5, this provision shall survive for the longer of: (i) the date of the Phase Two closing, or (ii) five years.

     5. Indemnification

          5.1 Seller's Indemnification. Seller shall indemnify, defend, protect, and hold harmless the Purchaser from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that the Purchaser shall incur or suffer, which arise, result from, or relate to:

               (A) Any acts of Seller or any of Seller's shareholders, directors, officers, employees, agents, attorneys, contractors, predecessors, successors or assigns, relating to the Business which occurred prior to the Closing Date; or

               (B) Any breach of, or failure by Seller to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement.

          5.2 Purchaser's Indemnification. Purchaser shall indemnify, defend, protect, and hold harmless the Seller from, against and in respect of any and all claims demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that the Seller shall incur or suffer, which arise, result from, or relate to:

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               (A) Any breach of any representation or warranty of Purchaser set forth in this Agreement or any certificate or other writing delivered by Purchaser in connection herewith, including but not limited to the Notes;

               (B) Any nonfulfillment of any covenant on the part of the Purchaser set forth in this Agreement; and any and all claims incident to any of the foregoing or to the enforcement of Section 5.2(A); or

               (C) Any liability or obligation, relating to or arising from the operations of the business or the assets acquired by the Purchaser where such liability obligation arose from an event subsequent to the Closing, including but not necessarily limited to any obligation arising out of any contracts or other agreements assumed by the Purchaser hereunder.

     6.  Miscellaneous

          6.1 Expenses. Except as otherwise provided herein, all fees and expenses incurred by Purchaser in connection with this Agreement shall be borne by Purchaser, and Seller hereby agrees that all fees and expenses incurred by Seller in connection with this Agreement shall be borne by Seller, in each case including without limitation all legal and accounting fees and expenses.

          6.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral or written agreements among the parties.

          6.3 No Third-Party Beneficiaries and Assignment. This Agreement is for the sole benefit of and binding upon the parties hereto and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns, and shall inure to the benefit of and be enforceable by the parties hereof and their respective successors and permitted assigns. No party may assign either this Agreement or any or his or its rights, interests or obligations hereunder without the prior written consent of the other parties hereto except that Purchaser may assign its rights hereunder to any entity controlled by Purchaser without the consent of Seller, provided that such entity agrees to assume all obligations under this Agreement and any documents delivered pursuant to this Agreement, and provided Purchaser remains bound as the issuer or as a guarantor of the Notes.


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          6.4  Amendment.  This  Agreement may be amended or modified only by an instrument in writing signed by all parties hereto.

          6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          6.6 Gender, Number and Headings. Whenever used in this Agreement, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          6.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to the principles of conflicts of laws thereof. Except as otherwise provided for herein, any dispute or controversy arising under or in connection with this agreement shall be resolved by arbitration in the State of New Jersey conducted in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association. The judgment of the arbitrator or arbitrators in any such proceeding shall be final, binding and conclusive on the parties, and a judgment may be entered by the prevailing party on account thereof. Neither party in an arbitration conducted pursuant to this Section 6.7 shall be entitled to recover its legal fees and expenses from the other party thereof, except as otherwise provided for herein. The costs of the arbitrator or arbitration panel shall be borne equally by the parties.

     7.  Covenant Not To Compete.

               (A) From and after the Closing Date, Seller and all officers, directors and shareholders of Seller agree not to engage in any activities, either directly or indirectly, which would serve to compete in any way with the bagel restaurant business services currently offered by the Business. Jeff Stern will not engage in the organization, ownership or participate in any bagel restaurant business, and will not solicit prior or existing customers of the business, except insofar as such solicitation is a result of advertising to the general public in any media of general circulation. The restrictions set forth in this Section 7 shall prohibit such activities within a five (5) mile radius of the Flemington Premises and the Hunterdon Medical Center Premises and the duration shall be five (5) years from the Closing Date.


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               (B)  Nothing  herein  shall  be  construed  as  prohibiting   the
Purchaser from pursuing any remedy available for such breach or threatened breach, or both, by any officer, director or shareholder of Seller in a court of law. The parties hereto irrevocably submit to the jurisdiction of any New Jersey State court over any action or proceeding arising out of or relating to a breach of this covenant, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New Jersey State Court. As an alternative method to personal service, the parties hereto irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies to them at their addresses specified above. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The parties hereto further waive any objection to venue in New Jersey and any objection to any action or proceeding in New Jersey on the basis of forum non conveniens. The parties hereto further agree that any such action or proceeding brought against any other party hereto shall be brought only in a New Jersey State court sitting in New Jersey. In the event that Seller, or its officers, directors or shareholders breach the provisions of this covenant or that such breach is threatened, the parties hereto agree that the Purchaser shall be entitled to seek immediate relief by obtaining an injunction from a court of competent jurisdiction restraining Seller from acts that will result in breach or threatened breach of this covenant. This remedy will be in addition to all other remedies available to the Purchaser either at law or in equity.

               (C) Notwithstanding any other provision of this Agreement or any of the documents delivered pursuant to this Agreement, no restriction described in this Section 7 shall apply to the ownership and/or operation of Fresco's, a restaurant located in the fitness facility across the road from the Hunterdon Medical Center Premises and currently owned and/or operated by Seller and Jeffrey Stern.

          8. Confidentiality; Publicity. Except as may be required by law, as may be reasonably necessary for the Seller to wind up the Business or as otherwise permitted or expressly contemplated herein, each party hereto and their respective officers, members, managers, employees, accountants, attorneys, agents and representatives shall not disclose to any third party the existence of or the terms and provisions of this Agreement without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transaction contemplated hereby shall be issued by any party hereto without the prior approval of the other parties hereto. Notwithstanding the prior sentence, subsequent to Closing, Purchaser shall have the right to announce the purchase in any manner which the Purchaser sees fit except Purchaser shall be prohibited from any disclosure of the purchase price under this Agreement except as otherwise provided for herein.


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          9. Allocation. The Purchase Price shall be allocated as follows, which is annexed hereto as Exhibit "D":

             (A) The Assets set forth in Section 1.1 (A) $

             (B) The Assets set forth in Section 1.1 (B) $

             (C) The Assets set forth in Section 1.1 (C) $

             (D) The Assets set forth in Section 1.1 (D) $

             (E) The Assets set forth in Section 1.1 (E) $

             (F) The Assets set forth in Section 7       $

                    TOTAL:                               $  400,000.00

          10. Construction. Neither party shall be deemed to be the drafter of this Agreement; and in the event this Agreement is ever construed by an arbitrator or an arbitration panel or by a Court of law, then and in that event, such arbitration panel or Court shall not construe this Agreement, or any provision hereof, against either party as the drafter of this Agreement. Each of the Seller and Purchaser has contributed substantially and materially to the preparation of this Agreement.

          11. Notices. Notice by either party to this Agreement to the other shall be in writing and given by Certified or Registered Mail, return receipt requested, addressed as follows:

    To Seller:                      At the address set forth above

    with a copy to:                 Rebecca N. Oliver-Remshifski, Esq.
                                    PEPPER HAMILTON LLP
                                    300 Alexander Park
                                    Princeton, New Jersey 08543-5276

    To Purchaser:                   At the address set forth above

    with a copy to:                 Jay J. Freireich, Esq.
                                    POE & FREIREICH, P.A.
                                    256 Columbia Turnpike
                                    South Tower-Suite 202
                                    Florham Park, New Jersey 07932

or as requested in writing by either party.

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
          12. Taxes. Any and all sales taxes, bulk transfer tax, or any other similar tax, regardless of the designation, that may be or become due and owing by reason of the transfer of the assets to the Purchaser shall be the responsibility of and liability of the Seller, and will be paid by Seller without contribution from the Purchaser. The appropriation and filing of the applicable tax returns will be the responsibility of the Seller, including but not limited to obtaining a notice from the State of New Jersey as to any amounts which need to be held in escrow for taxes due by the Seller based on the transfer of these assets.

          13. Filing of Federal From 8594 Asset Acquisition Statement. Purchaser and Seller hereto agree that they shall each attach to their respective Federal Income Tax Returns for the fiscal year in which the Closing occurs, Federal Form 8594, the Asset Acquisition Statement under Section 1060 of the Internal Revenue Code of 1986, as amended, for filing purposes, which shall contain the allocation of the Purchase Price as set forth in Section 9 of this Agreement.

                           [Signature Page to Follow]


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
IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.



                             SELLER:
                             J & J BAGEL ENTERPRISES, a New Jersey Corporation

                             By: /S/ Jeffrey Stern
                                 ------------------
                                 Jeffrey Stern, President

                                 Jeffrey Stern, individually, only as to the Covenant not to Compete set forth in
                                 Section 7 of this Agreement

                                PURCHASER:

                                     THE CERTO GROUP, LLC, a New Jersey Limited
                                     Liability Company

                                By:  /S/ Dominic Certo
                                     -----------------
                                     Dominic Certo, President



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
Exhibits
--------

Exhibit A           Promissory Note
Exhibit B           Promissory Note
Exhibit C           Bill of Sale
Exhibit D           Assignment and Assumption Agreement
Exhibit E           Assignment of Lease:  Flemington Premises
Exhibit F           Assignment of Lease:  Hunterdon Medical Center Premises


Schedules
---------

Schedule 1.1(A)    Contracts, Agreements, Leases, Arrangements, Instruments
Schedule 1.1(B) Property used or held for use in the Business that is capable of being transferred

Schedule 1.1(C)    Real and Personal Property Leases
Schedule 1.1(D)    Customer Lists, Goodwill and Other Intangible Assets
Schedule 1.1(E)    Inventories, Supplies and Similar Tangible Assets
Schedule 3.1(C)    Restrictions on Title; Liens, Encumbrances and Claims
Schedule 3.1(G)    Licenses and Approvals Required to Operate the Business


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